                                                                     EXHIBIT 2.2

                               EMPLOYEE AGREEMENT


AGREEMENT made as of the 6th day of July, 1999, by and between JOHN D. BARLOW, JR. (the "Employee") having an address at 68 Rolling Meadow, E. Amherst, New York 14051 and LEISEGANG MEDICAL, INC. (the "Company"), a Florida corporation having an address at 6401 Congress Avenue, Boca Raton, Florida 33487. WHEREAS, the Company is a wholly-owned subsidiary of Galileo Corporation ("Galileo"); and WHEREAS, the parties desire to set forth the terms of the Employee's employment with the Company. NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

         1. POSITION, RESPONSIBILITIES AND TITLE. During the Employee's employment by the Company, the Employee agrees to serve as Chief Executive Officer of the Company and, at the pleasure of the Board of Directors of Galileo (the "Board"), shall serve as President and a Director of the Company, and as a director and/or officer of other subsidiaries of Galileo (the "Affiliates") as designated by the Chief Executive Officer of Galileo from time to time, presently consisting of those positions listed on Exhibit A attached hereto. The Employee shall comply with and perform such directions and duties in relation to the business and affairs of the Company and the Affiliates as may from time to time be requested by the Board or the Chief Executive Officer of Galileo and shall use the Employee's best efforts to improve and extend the business of the Company and the Affiliates. The Employee shall at all times report to, and the Employee's activities shall at all times be subject to the direction and control of, the Board and the Chief Executive Officer of Galileo. The Employee agrees to devote the Employee's full business time, attention and services to the competent discharge of such duties for the successful operation of the business of the Company and the Affiliates.

2. COMPENSATION: SALARY, BONUSES, STOCK OPTIONS AND OTHER BENEFITS. During the Employee's employment by the Company, the Company shall pay the Employee the following compensation:

         2.1. SALARY. The Company will pay to the Employee a salary at the annual rate of $181,500 commencing as of the date hereof payable in conformity with the Company's customary practices for executive compensation for officers of the Company as such practices shall be established or modified from time to time. Salary payments shall be subject to all applicable withholdings.

         2.2. FRINGE BENEFITS. The Employee will be entitled to participate on the same basis with all other officers and employees of the Company in the Company's standard benefits package generally available for other officers and employees of the Company, including group health, disability and life insurance coverage consistent with that received by Employee in connection with Employee's previous employment position with Ethox Corp. and an automobile allowance in the amount of $550 per month. The Employee shall receive four (4) weeks of paid vacation per year, which shall accrue in accordance with the Company's normal vacation policies applicable to senior executives.

         2.3 STOCK OPTIONS. The Board has approved the grant to Employee of non-qualified stock options under Galileo's 1991 Stock Option Plan to purchase 35,000 shares of Galileo's Common

Stock at an exercise price equal to the fair market value of Galileo's Common Stock on the date of grant and subject to the terms and conditions as set forth on the Nonstatutory Stock Option Certificate which is attached hereto as Exhibit B.

         2.4 SIGNING BONUS. On or before August 5, 1999, the Company shall pay Employee a signing bonus in the amount of fifty thousand dollars ($50,000).

         2.5 ANNUAL INCENTIVE CASH BONUS. During the term of this Agreement, Employee shall have the opportunity to earn an annual incentive cash bonus to be paid annually following the close of the Company's fiscal year. The amount of the annual incentive cash bonus shall be determined by the Board, or the Compensation Committee thereof, in the sole discretion of the Board or the Compensation Committee, as the case may be. Notwithstanding the terms of this
Section 2.5, the Company does not anticipate an annual incentive cash bonus being awarded to Employee for the Company's fiscal year ending September 30, 1999.

         2.6 TRANSACTION BONUS. Employee shall be entitled to a transaction bonus ("Transaction Bonus") in the event of the sale of the women's health-related medical products business of the Company and the Affiliates (hereinafter referred to as the "Leisegang Companies") during Employee's employment with the Company and under certain conditions, as outlined below. The Transaction Bonus shall be paid pursuant to the following terms:

                  (a) In the event of the consummation of a sale of the
                Leisegang Companies during Employee's employment with the Company as to which the Company has entered into a letter of intent or binding agreement on or before November 6, 1999, the Company shall pay Employee a Transaction Bonus in the amount of $200,000, irrespective of the total amount of consideration paid by the buyer in connection with such sale.

                  (b) In the event of the consummation of a sale of the
                Leisegang Companies during Employee's employment with the Company as to which the Company has not entered into a letter of intent or binding agreement on or before November 6, 1999, the Company shall pay Employee a Transaction Bonus in an amount equal to the greater of (i) ten percent (10%) of the amount by which the Net Proceeds (as defined below) of such sale exceed $14.5 million or (ii) $200,000.

                For purposes of calculating the Transaction Bonus to be paid pursuant to this Section 2.6, "Net Proceeds" means the total cash consideration received by the Company in connection with the sale of the Leisegang Companies, less the amount of liabilities, debt or other obligations of the Leisegang Companies which the Company is obligated to pay following the sale ("Leisegang Liabilities"). For example, if the buyer pays $16,000,000 for the Leisegang Companies and assumes all liabilities of the Leisegang Companies as part of the transaction, the Net Proceeds for purposes of the Transaction Bonus will be $16,000,000. On the other hand, if the buyer in such transaction buys only assets, assumes no liabilities, pays $19,000,000 for the assets and the Leisegang Liabilities are $6,000,000, the Net Proceeds for purposes of the Transaction Bonus will be $13,000,000. In addition, the Company's legal and accounting fees incurred in connection with such a sale shall not be deducted from the consideration paid by the buyer in calculating the Net Proceeds under this Section 2.6.

         In the event Employee's employment with the Company is terminated by the Company without Cause pursuant to Section 4.3 hereof prior to the consummation of a sale of the Leisegang Companies for which Employee would otherwise be entitled to a Transaction Bonus, Employee shall be paid a Transaction Bonus with respect to such sale in accordance with the terms of this Section 2.6, provided (i) there is a letter of intent in effect for such sale at the time of the Company's without-Cause termination of Employee's employment with the Company and (ii) such sale is consummated within three (3) months following the termination of Employee's employment with the Company without Cause.

         The Company and Employee acknowledge and agree that any Transaction Bonus payable under this Section 2.6 shall be payable only from the proceeds of a sale of the Leisegang Companies which are actually received in cash by the Company, whether in the form of progress payments, partial payment or otherwise, and that the Company's Transaction Bonus payment obligation to Employee hereunder shall apply only to the extent that the Company receives payment in cash of the Net Proceeds from the buyer.

         Notwithstanding anything to the contrary contained elsewhere in this Agreement, in the event the proceeds received by the Company in connection with a sale of the Leisegang Companies consist of property or other non-cash consideration, the Board or the Compensation Committee thereof shall make a good faith determination as to the fair market value of such non-cash consideration and the extent to which such valuation amount exceeds $14.5 million. In the event of such a transaction involving the receipt of non-cash consideration, the Employee shall be entitled to a Transaction Bonus based on the fair market value of the non-cash consideration received by the Company, as determined by the Board in good faith, whose determination as to the fair market value of the non-cash consideration and the amount of the Transaction Bonus will be final and binding. In addition, in the event the Company receives sales proceeds in the form of progress payments, partial payments or some other type of installment payments, the Transaction Bonus owed to Employee with respect to such transaction shall also be paid in installments, the timing and amount of which to be determined by the Board in its sole discretion, whose determination will be final and binding.

         2.7 MOVING EXPENSES. In the event the Employee relocates to the Boca Raton, Florida area in connection with his employment with the Company, the Company shall reimburse the Employee for the Employee's reasonable costs and expenses of movement of the Employee's household goods and effects from E. Amherst, New York to the Boca Raton, Florida area, provided that the Employee shall submit to the Company satisfactory documentation or support of such reasonable moving expenses.

3. ERM. The term of the Employee's employment with the Company shall commence July 6, 1999 and shall continue until July 6, 2000, unless earlier terminated as hereinafter provided. Thereafter, the term of the Employee's employment with the Company shall be renewed for successive additional twelve-month periods, subject to earlier termination as provided herein.

4. EMPLOYMENT TERMINATION. The Employee's employment under this Agreement may be earlier terminated as follows:

         4.1. TERMINATION FOR CAUSE. At the election of the Company, the Employee's employment with the Company may be terminated for "Cause" immediately upon written notice by the Company to the Employee. For the purposes of this Agreement, "Cause" for termination shall be deemed to exist upon (i) the continuing failure of Employee to render services to the Company in accordance with the Employee's assigned duties consistent with this Agreement, and such failure of performance continues for a period of more than 30 days after notice thereof has been provided to the Employee by the Board of Directors or the Company; (ii) willful misconduct or gross negligence of the Employee in the performance of his duties and services to the Company or any of its subsidiaries; (iii) the conviction of the Employee of a felony, whether or not committed in the course of performing services for the Company or any of its subsidiaries; (iv) disloyalty, deliberate dishonesty, breach of fiduciary duty or breach of the terms of this Agreement; (v) the commission by the Employee in the course of performing any services for the Company or any of its subsidiaries of embezzlement, theft or any other fraudulent act; (vi) the commission by the Employee of an act in deliberate disregard of the rules or policies of the Company which results in loss, damage or injury to the Company or any of its subsidiaries or adversely affects the business activities, reputation, goodwill or image of the Company or any of its subsidiaries; (vii) the unauthorized disclosure by Employee of any trade secret or confidential information of the Company or any of its subsidiaries; (viii) the commission by Employee of an act which constitutes unfair competition with the Company or any of its subsidiaries or which induces any employee or customer of the Company to breach a contract with the Company or any of its subsidiaries or (ix) the material breach by the Employee of any agreement to which the Company and the Employee are parties.

         4.2. DEATH OR DISABILITY. The Employee's employment with the Company shall terminate upon the Employee's death or, at the election of the Company by written notice to the Employee, upon the Disability of the Employee. As used in this Agreement, the term "Disability" shall mean the inability or failure of the Employee to perform the essential functions of the position with or without reasonable accommodation as a result of a mental or physical disability for a period of ninety (90) or more days (whether or not consecutive) during any twelve (12) months, all as determined in good faith by a majority of the disinterested members of the Board of Directors of the Company.

         4.3. TERMINATION WITHOUT CAUSE. The Company may terminate the Employee's employment with the Company at any time for any reason by written notice to the Employee.

5.       EFFECT OF TERMINATION.

         5.1. TERMINATION FOR CAUSE. In the event of a termination for "Cause" under Section 4.1, the Employee shall be entitled to no severance or other termination benefits, or any other benefits (except for any health insurance benefits as required by applicable law).

         5.2. TERMINATION FOR DEATH OR DISABILITY. If the Employee's employment is terminated by death or Disability pursuant to Section 4.2, the Company shall pay to the Employee or the Employee's estate the compensation which would otherwise be payable to the Employee up to the day as of which the Employee's employment is terminated.

         5.3. TERMINATION WITHOUT CAUSE. In the event Employee's employment is terminated by the Company without Cause pursuant to Section 4.3, the Company shall continue to pay to the Employee the base salary then payable to the Employee for a period of one year after the last day of the Employee's employment by the Company. All payments are expressly conditioned upon the Employee's compliance with the terms of any other agreement to which the Company and the Employee are parties on the last day of the Employee's employment by the Company.

6. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit with any reliable overnight courier service, transfer by electronic facsimile transmission, or upon deposit by first class mail, postage prepaid addressed as follows:



         IF TO EMPLOYEE, ADDRESSED TO:
         ----------------------------

         John D. Barlow, Jr.
         c/o Leisegang Medical, Inc.
         6401 Congress Avenue
         Boca Raton, FL  33487

         IF TO THE COMPANY, ADDRESSED TO:
         -------------------------------

         Leisegang Medical, Inc.
         c/o Galileo Corporation
         Galileo Park
         P.O. Box 550
         Sturbridge, MA  01566
                  Attention:  President

         WITH A COPY TO:
         --------------

         Edwards & Angell, LLP
         250 Royal Palm Way, Suite 300
         Palm Beach, FL  33480
                  Attention:  Jonathan E. Cole, Esq.
         Facsimile:  (561) 655-8719

7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

8. WAIVER AND MODIFICATION. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.

9. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida.

10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned or delegated by the Employee.

11.      Miscellaneous.

         11.1. WAIVERS. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         11.2. CAPTIONS. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

         11.3. SEVERABILITY. In the case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         11.4. GENDER AND NUMBER. The gender and number used in this Agreement are used as reference terms only and shall apply with the same effect whether the parties are of the masculine, neuter or feminine gender, corporate or other form, and the singular shall likewise include the plural.

         11.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND KNOWINGLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER MATTER PERTAINING TO OR ARISING DURING THE EMPLOYMENT OF THE EMPLOYEE BY THE COMPANY.

         11.6 NO CONFLICT. The Employee hereby represents and warrants that the Employee is not a party to or bound by any agreement or understanding of any type with any other person or entity that in any way restricts the Employee's involvement with the Company and its subsidiaries as an employee, stockholder or otherwise.

         11.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and each of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written as an instrument under seal.

LEISEGANG MEDICAL, INC.                            EMPLOYEE:


By: /s/ Thomas J. Mathews                          /s/ John D. Barlow
    --------------------------------               -----------------------------
    Title: TREASURER                               Name: JOHN D. BARLOW, JR.

                                    EXHIBIT A


ENTITY                                     POSITIONS
------                                     ---------

Leisegang Medical, Inc.                    Chairman of Board
                                           President & CEO

Leisegang GmbH                             Advisory Board Member

Galenica Inc. (Canada)                     Chairman of Board

Galenica, Inc. (U.S.)                      Chairman of Board
                                           President

                                    EXHIBIT B
                                    ---------
                                                                   35,000 Shares

                              GALILEO CORPORATION

                             1991 Stock Option Plan

                     NONSTATUTORY STOCK OPTION CERTIFICATE
                     -------------------------------------

         Galileo Corporation, Inc. (the "Company"), a Delaware corporation, hereby grants to the person named below an option (the "Option") to purchase shares of Common Stock, $.01 par value of the Company (the "Common Stock") subject to the following terms and conditions and those attached to this certificate:




         Name of Optionholder:                          John D. Barlow, Jr.
         Address:                                         68 Rolling Meadow
                                                 E. Amherst, New York 14051

         Social Security No.                                    ###-##-####

         Number of Shares:                                           35,000
         Option Price:                                               $7.438
         Date of Grant:                                        July 1, 1999

         Exercisability Schedule:       On or after July 1, 2000 as to 8,750 shares
                                        On or after July 1, 2001 as to 8,750 additional shares.
                                        On or after July 1, 2002 as to 8,750 additional shares
                                        On or after July 1, 2003 as to 8,750 additional shares

         Expiration Date:                                      July 1, 2009



         Notwithstanding the foregoing, in the event of a Change in Control of the Company (as defined in Section 3 of the attached terms and conditions), this Option shall become exercisable as to all shares without regard to any deferred exercise period.

         This Option shall not be treated as an Incentive Stock Option under section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         By acceptance of this Option, the Optionholder agrees to the terms and conditions hereof.


                                          GALILEO CORPORATION


                                          By: /s/ Josef W. Rokus
                                              --------------------------------
                                              Vice President

                 NONSTATUTORY STOCK OPTION TERMS AND CONDITIONS


         1. PLAN INCORPORATED BY REFERENCE. This Option is issued under and subject to the terms of the Plan and may be amended as provided in the Plan. Capitalized terms used and not otherwise defined in this certificate have the meanings given to them in the Plan. This certificate does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding. Copies of the Plan may be obtained upon written request without charge from the Company.


         2. OPTION PRICE. The price to be paid for each share of Common Stock issued upon exercise of the whole or any part of this Option is the Option Price set forth on the first page of this certificate.


         3. EXERCISABILITY SCHEDULE. This Option may be exercised at any time and from time to time for the number of shares and in accordance with the exercisability schedule set forth on the first page of this certificate; provided, however, that in the event of a Change in Control of the Company, this Option shall become exercisable as to all shares without regard to any deferred exercise period. For this purpose, "Change in Control" means a change in control of the Company of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is in fact required to comply therewith; provided that without limitation, a Change in Control shall be deemed to have occurred if:


         (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities;


         (b) during any period of 24 consecutive months (not including any period prior to the date of this Option), individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (a),
(c) or (d) of this Section 3) whose election by the Board of Directors of the Company or nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority thereof;

         (c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined above) acquires 40% or more of the combined voting power of the Company's then outstanding securities; or


         (d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.


         (e) the Company sells its women's health-related medical products business.


         This Option may be exercised only for the purchase of whole shares and may not be exercised as to any shares after the Expiration Date.


         4. METHOD OF EXERCISE. To exercise this Option, the Optionholder must deliver written notice of exercise to the Company specifying the number of shares with respect to which the Option is being exercised accompanied by payment of the Option Price for such shares in cash, by certified check or in such other form, including shares of Common Stock valued at their Fair Market Value on the date of delivery, as the Committee may approve. Promptly following such notice, the Company will deliver to the Optionholder a certificate representing the number of shares for which the Option is being exercised.


         5. RIGHTS AS A STOCKHOLDER OR EMPLOYEE. The Optionholder has no rights in shares as to which the Option has not been exercised and payment made as provided above. The Optionholder has no rights to continued employment by the Company or its Affiliates by virtue of the grant of this Option.


         6. RECAPITALIZATION, MERGERS, ETC. As provided in the Plan, in the event of corporate transactions affecting the Company's outstanding Common Stock, the Committee will equitably adjust the number and kind of shares subject to this Option and the exercise price hereunder or make provision for a cash payment. If such transaction involves a consolidation or merger of the Company with another entity, the sale or exchange of all or substantially all of the assets of the Company or a reorganization or liquidation of the Company, then in lieu of the foregoing, the Committee may upon written notice to the Optionholder provide that this Option shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised. In connection with such notice, the Committee may in its discretion accelerate or waive any deferred exercise period.

         7. OPTION NOT TRANSFERABLE. Except as otherwise permitted by the Committee, this Option is not transferable by the Optionholder otherwise than by will or the laws of descent and distribution, and is exercisable during the Optionholder's lifetime only by the Optionholder. The naming of a Designated Beneficiary does not constitute a transfer.


         8. EXERCISE OF OPTION AFTER TERMINATION OF EMPLOYMENT. If the Optionholder's status as an employee or consultant of the Company or an Affiliate (as defined in Rule 144 under the Securities Act of 1933, as amended) is terminated for any reason other than by disability, death, or a Change of Control due to the sale of the Company's women's health-related medical products business as described in subsection 3(e) above (hereinafter referred to as a "Leisegang Companies Sale") the Optionholder may exercise the rights which were available to the Optionholder at the time of such termination only within three months from the date of termination. If such status is terminated as a result of disability or a Leisegang Companies Sale, such rights may be exercised only within twelve months from the date of termination. Upon the death of the Optionholder, his or her Designated Beneficiary shall in lieu of any other rights hereunder have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights that were available to the Optionholder at the time of death. Notwithstanding the foregoing, no rights under this Option may be exercised after the Expiration Date.


         9. COMPLIANCE WITH SECURITIES LAWS. As a condition to the Optionholder's right to purchase shares of Common Stock hereunder, the Company may, in its discretion, require that (a) the shares of Common Stock reserved for issue upon the exercise of this Option shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company's Common Stock may then be listed or quoted, (b) either (i) a registration statement under the Securities Act of 1933 with respect to the shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed purchase shall be exempt from registration under that Act and the Optionholder shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) such other actions, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Optionholder, or both. The certificates representing the shares purchased under this Option may contain such legends as counsel for the Company considers necessary to comply with any applicable law.


         10. PAYMENT OF TAXES. The Optionholder must pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld with respect to the exercise of this Option. The Committee may, in its discretion, require any other Federal or state taxes imposed on the sale of the shares to be paid by the Optionholder. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the exercise of this Option, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Optionholder.